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                                                                     EXHIBIT (l)

                               PURCHASE AGREEMENT


         e-harmon Funds (the "Trust"), a Delaware business trust registered as an open-end, diversified management investment company, and e-harmon Capital Management LLC, a Delaware limited liability company, intending to be legally bound, hereby agree as follows:

         1. In order to provide the Trust with its initial capital, the Trust hereby sells to e-harmon Capital Management LLC, and e-harmon Capital Management LLC hereby purchases: 10,000 shares of beneficial interest of the Class A shares of e-harmon Internet Fund (the "Shares"), at the net asset value per share of $10.00. The Trust hereby acknowledges receipt from e-harmon Capital Management LLC of funds in the amount of $100,000 in full payment for the Shares.

         2. e-harmon Capital Management LLC represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to distribution thereof and that e-harmon Capital Management LLC has no present intention to redeem and dispose of any of the Shares.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the ___ day of _________________, 2000.


                                  E-HARMON FUNDS


                                  By:
                                     --------------------------------
                                           Joseph Van Remortel
                                           President

                                  E-HARMON CAPITAL MANAGEMENT LLC


                                  By:
                                     --------------------------------
                                           Name:  James Hartmann
                                           Title: President